        CRANE CO. 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902





                                                                  March 7, 2001


DEAR CRANE SHAREHOLDER:


     You are cordially invited to attend the Annual Meeting of the Shareholders of Crane Co., to be held at 10:00 a.m. Eastern Daylight Time on Monday, April 23, 2001 at The Westin Stamford Hotel, Grove II Meeting Room, One First Stamford Place, Stamford, Connecticut.


     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2000 Annual Report accompanies this Proxy Statement.


     It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.


                                        Sincerely,


                                        R.S. EVANS
                                        Chairman and Chief Executive Officer

                                   CRANE CO.
                           100 FIRST STAMFORD PLACE
                          STAMFORD, CONNECTICUT 06902

                               ----------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 2001

                               ----------------
                                                                   March 7, 2001


To The Shareholders of Crane Co.:


     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Shareholders of Crane Co. will be held at The Westin Stamford Hotel, Grove II Meeting Room, One First Stamford Place, Stamford, Connecticut on Monday, April 23, 2001 at 10:00 a.m., Eastern Daylight Time, for the following purposes:


   1. To elect three directors to serve for three year terms until the Annual Meeting of Shareholders in 2004.


   2. To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2001.


   3. To consider and act upon a proposal to approve the Crane Co. 2001 Stock Incentive Plan.


   4. To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.


     The Board of Directors has fixed the close of business on February 28, 2001 as the record date for the purpose of determining shareholders entitled to notice of and to vote at said meeting or any adjournment thereof. A complete list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 100 First Stamford Place, Stamford, Connecticut.


     In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the Internet address or the toll-free telephone number set forth on the enclosed proxy card.



                                          By Order of the Board of Directors,



                                          AUGUSTUS I. DUPONT
                                          Secretary


IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE REQUEST THAT YOU WRITE FOR YOUR CARD OF ADMISSION TO THE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

                                   CRANE CO.
                           100 FIRST STAMFORD PLACE
                          STAMFORD, CONNECTICUT 06902
                               ----------------
                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 23, 2001

     The enclosed proxy is solicited by the Board of Directors of Crane Co. (the "Company") for use at the Annual Meeting of Shareholders to be held at The Westin Stamford Hotel, Grove II Meeting Room, One First Stamford Place, Stamford, Connecticut, on Monday, April 23, 2001, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the proxy will be voted for each nominee for election as a director, for the proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2001 and for the proposal to approve the Crane Co. 2001 Stock Incentive Plan. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the meeting.

     Shareholders of record may vote their proxy by using the toll-free number listed on the proxy card as an alternative to using the written form of proxy. The telephone voting procedure is designed to authenticate votes cast by use of a Personal Identification Number. Alternatively, shareholders of record may vote their proxy via the Internet at the website www.eproxyvote.com/cr. Both procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that these procedures are consistent with the requirements of applicable law. Specific instructions to be followed by any shareholder of record interested in voting by telephone or via the Internet are set forth on the enclosed proxy card.

     The first date on which this proxy statement and enclosed form of proxy are being sent to the Company's shareholders is on or about March 7, 2001.

     OUTSTANDING SHARES AND REQUIRED VOTES. As of the close of business on February 28, 2001, the record date for determining shareholders entitled to vote at the Annual Meeting, the Company had issued and outstanding 60,197,426 shares of Common Stock, par value $1.00 per share ("Common Stock"). Each share of Common Stock is entitled to one vote at the meeting. Directors will be elected by a plurality vote of the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. The approval of auditors and approval of the Crane Co. 2001 Stock Incentive Plan each requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting, provided in the case of the Plan that the total vote cast "For" or "Against" such proposal constitutes more than 50% of the outstanding shares of Common Stock. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (so-called "broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instructions from beneficial owners as to all matters presented in this Proxy Statement. With regard to the election of directors, votes may be cast in favor or withheld, and the three persons receiving the highest number of favorable votes will be elected as directors of the Company. As to the approval of auditors, if a shareholder abstains from voting certain shares it will have the effect of a negative vote. With regard to the 2001 Stock Incentive Plan, abstentions will also have the effect of a negative vote, although they will not be counted as votes "Against" for NYSE purposes and broker non-votes will not be counted "For" or "Against" such proposal.

                             ELECTION OF DIRECTORS


     The Board of Directors of the Company consists of ten members divided into three classes. At the Annual Meeting three directors are to be elected to hold office for three year terms until the Annual Meeting in 2004 and until their successors are elected and qualified. The enclosed proxy will be voted for election of the three directors of such class named in the following table, whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.



     Under the Company's By-Laws, shareholders intending to nominate any person for election as a director of the Company must notify the Secretary of the Company in writing not more than 120 days nor less than 90 days prior to the anniversary date of the immediately preceding annual meeting, unless the date of the current annual meeting is more than 30 days before or after such anniversary date. The notice must set forth (a) as to each person nominated,
(i) the name, age, business address and residence address of such person, (ii) the principal occupation of such person, (iii) the number of shares of Common Stock beneficially owned by such person and (iv) any other information required to be disclosed in solicitations for proxies for elections of directors under the federal securities laws; and (b) as to the shareholder giving such notice,
(i) the name and record address of such shareholder and (ii) the number of shares of Common Stock beneficially owned by such shareholder. The notice must be accompanied by the executed consent of the nominee to serve as a director if so elected.


     The age, position with the Company, period of service as a director of the Company, business experience during the past five years, directorships in other companies and shareholdings in the Company as of February 28, 2001 for each of the nominees for election and for each of those directors whose term will continue are set forth below. On January 22, 2001 the Company announced that Mr. R. S. Evans planned to retire from his position as Chief Executive Officer effective at the Annual Meeting, although he will continue to serve the Company as Chairman of the Board, and Mr. E. C. Fast, currently the President and Chief Operating Officer of the Company will succeed Mr. Evans as Chief Executive Officer. See "Executive Compensation--Other Agreements and Information" on page 15 for information concerning certain agreements with Messrs. Evans and Fast.




                                                                                  COMMON SHARES
                                                                                  BENEFICIALLY
                                                                                    OWNED (1)
                                                                                 --------------
NOMINEES TO BE ELECTED FOR TERMS TO EXPIRE IN 2004
RICHARD S. FORTE .............................................................       27,500
 Age 56; Director since 1983. President, Dawson Forte Cashmere Company,
   South Natick, MA (importer) since January 1997. Chairman since
   January 1997 and, prior thereto, President, Forte Cashmere Company, Inc.
   (importer and manufacturer). Other directorships: Huttig Building
   Products, Inc.
WILLIAM E. LIPNER ............................................................        3,610
 Age 53; Director since January 1999. Chairman, Chief Executive Officer, NFO
   WorldGroup, Inc., Greenwich, CT (marketing information/ research services worldwide). Other directorships: Change Technology Partners, Inc., NFO
   WorldGroup, Inc.
JAMES L. L. TULLIS ...........................................................        5,030
 Age 53; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co.,
   Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986. Other directorships: Huttig Building Products, Inc.

                                                                                 COMMON SHARES
                                                                                 BENEFICIALLY
                                                                                   OWNED (1)
                                                                                --------------
DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003
R. S. EVANS .................................................................     3,485,657
 Age 56; Director since 1979. Chairman and Chief Executive Officer of the
   Company. Other directorships: Fansteel, Inc., HBD Industries, Inc., Hexcel
   Corporation, Huttig Building Products, Inc.
ERIC C. FAST ................................................................       345,885
 Age 51; Director since September 1999. President and Chief Operating Officer of the Company since September 1999. Co-head of Global Investment
   Banking of Salomon Smith Barney (investment banking firm) from 1995 to
   1998 and a Managing Director of that firm from 1988 to 1998. Other directorships: Convergys Corporation, National Integrity Life Insurance
   Company.
DORSEY R. GARDNER ...........................................................        19,952
 Age 58; Director from 1982 to 1986 and since 1989. President, Kelso
   Management Company, Inc., Boston, MA (investment management).
   General Partner, Hollybank Investments, L. P., and Thistle Investments,
   L. P., Miami, FL (private investment funds). Other directorships: Huttig
   Building Products, Inc.
DWIGHT C. MINTON ............................................................        61,817
 Age 66; Director since 1983. Chairman Emeritus of the Board of Church &
   Dwight Co., Inc. Princeton, NJ (manufacturer of consumer and specialty products). Other directorships: Church & Dwight Co., Inc.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2002
E. THAYER BIGELOW, JR. ......................................................        37,380
 Age 59; Director since 1984. Managing Director, Bigelow Media, New York,
   NY (investment in media and entertainment companies) since September
   2000). Senior Advisor, Time Warner Inc., New York, NY (a media and entertainment company) since October 1998. Chief Executive Officer, Court
   TV, New York, NY, an affiliate of Time Warner Entertainment LP (cable television program services) March 1997 to October 1998. President and
   Chief Executive Officer, Time Warner Cable Programming Inc., Stamford,
   CT, a subsidiary of Time Warner Entertainment LP (cable television program services), 1991 to 1997. Other directorships: Huttig Building
   Products, Inc., Lord Abbett & Co. Mutual Funds.
JOHN J. LEE .................................................................         4,887
 Age 64; Director since April 1999. Chairman and Chief Executive Officer,
   Hexcel Corporation, Stamford, CT (manufacturer of composite materials and engineered products) since January 1994, except for the period
   February 1995 to February 1996 when he did not hold the position of
   Chairman. Chairman, President and Chief Executive Officer of Lee
   Development Corporation, Stamford, CT (merchant banking company) since
   1987. Other directorships: Hexcel Corporation.
CHARLES J. QUEENAN, JR. .....................................................        19,385
 Age 70; Director since 1986. Senior Counsel since 1995 and prior thereto,
   Partner, Kirkpatrick & Lockhart LLP. Pittsburgh, PA (attorneys at law).
   Other directorships: Allegheny Technologies Incorporated, Teledyne
   Technologies Incorporated, Water Pik Technologies, Inc.


----------
(1) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. No director except Mr. R. S. Evans owns more than 1% of the outstanding shares of Common Stock. See Beneficial Ownership of Common Stock by Directors and Management, page 5.

     The Board of Directors met 10 times during 2000. Each director other than Mr. Lipner attended over 75% of the Board and Committee meetings occurring during his period of service.

     The Board of Directors has an Executive Committee, Audit Committee and Organization and Compensation Committee. The Company does not have a standing nominating committee. The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, met once in 2000. The Audit Committee, which consists of directors who meet the independence and experience requirements of the New York Stock Exchange, met seven times in 2000 (including three meetings by conference telephone to review quarterly financial information) with the Company's management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of their audits, and otherwise maintained communications between the auditors of the Company and the Board of Directors. (See the Committee's report on page 16.) The duties of the Organization and Compensation Committee include review of the compensation of officers and business unit presidents, annual review of director compensation, administration of the EVA Incentive Compensation Plan, Stock Option Plan and Restricted Stock Award Plan and review and approval of significant changes or additions to the compensation policies and practices of the Company. The Organization and Compensation Committee met six times in 2000. (See the Committee's report on page 10.)

     The memberships of committees during 2000 were as follows: Executive
Committee: E.T. Bigelow, Jr., R.S. Evans, D.C. Minton and J.L.L. Tullis; Audit
Committee: R.S. Forte, D.R. Gardner, J.J. Lee and C.J. Queenan, Jr. (Chairman); Organization and Compensation Committee: E.T. Bigelow, Jr. (Chairman), D.R. Gardner, D.C. Minton and J.L.L. Tullis.

     COMPENSATION OF DIRECTORS. The Company's standard retainer payable to each non-employee director is $30,000 per annum. Pursuant to the 2000 Non-Employee Director Stock Compensation Plan, non-employee directors receive, in lieu of cash, shares of Common Stock of the Company (rounded to the nearest ten shares) with a market value equal to that portion of the standard annual retainer which exceeds $15,000. All directors who are not full-time employees of the Company, of which there are eight, participate in the plan. The shares are issued each year after the Company's annual meeting, are forfeitable if the director ceases to remain a director until the Company's next annual meeting, except in the case of death, disability or change in control, and may not be sold for a period of five years or such earlier date as the director leaves the Board. In April 2000 each non-employee director received 630 restricted shares of Common Stock pursuant to the plan.

     In addition, under the 2000 Non-Employee Director Stock Compensation Plan an option to purchase 2,000 shares of Common Stock is granted to each non-employee director immediately following each annual meeting of shareholders. Each such option has an exercise price equal to the fair market value at the date of grant, has a term of 10 years and vests 50% after one year, 75% after two years and 100% after three years from the date of grant. On April 10, 2000 each non-employee director other than Mr. Queenan received an option to purchase 2,000 shares at an exercise price of $23.69 per share. Mr. Queenan elected to continue to participate in the Crane Co. Retirement Plan for Non-Employee Directors (see description below), and therefore does not receive any stock option grants under the 2000 Non-Employee Director Stock Compensation Plan.

     Directors also receive $500 for each Board meeting attended. Non-employee members of the Executive Committee receive an annual retainer of $2,000. Members of other committees receive $500 and chairmen receive $750 for each committee meeting attended.

     The Crane Co. Retirement Plan for Non-Employee Directors provides for a benefit upon retirement at or after age 65 equal to the participant's annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from the Company's general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service. The Retirement Plan for Non-Employee Directors was terminated as to active directors when the Non-Employee Director Stock Compensation Plan was approved by shareholders in April 2000, but Mr. Queenan elected to continue his participation in the Retirement Plan in lieu of any option grants under the new Stock Compensation Plan. Former Crane Co. directors will continue to receive their retirement benefits under the Retirement Plan.


                     BENEFICIAL OWNERSHIP OF COMMON STOCK
                          BY DIRECTORS AND MANAGEMENT

     To focus management attention on growth in shareholder value, the Company believes that officers and key employees should have a significant equity stake in the Company. It therefore encourages its officers and key employees to increase their ownership of and to hold Common Stock through the Stock Option, Restricted Stock Award and Savings and Investment Plans. Directors also receive 50% of their annual retainer in restricted stock issued under the Non-Employee Director Stock Compensation Plan. The beneficial ownership of Common Stock by the non-employee directors as a group (see pages 2 and 3 for individual holdings), the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group as of February 28, 2001 is as follows:



                                                                                       SHARES IN
                                                    SHARES UNDER     STOCK OPTIONS      COMPANY     TOTAL SHARES    % OF SHARES
                                    SHARES           RESTRICTED       EXERCISABLE    SAVINGS PLAN   BENEFICIALLY   OUTSTANDING AS
                                     OWNED        STOCK PLANS (1)   WITHIN 60 DAYS     (401(K))         OWNED      OF 2/28/01 (2)
                              ------------------ ----------------- ---------------- -------------- -------------- ---------------
Non-Employee Directors
 and Nominees as a
 Group (8 persons) ..........        114,773            5,040             59,750            --          179,563         0.29%
R. S. Evans .................      2,050,120(3)       671,637            754,325         9,575        3,485,657         5.62%
E. C. Fast ..................         90,570           42,281            212,640           394          345,885         0.56%
M. L. Raithel ...............        180,134(4)        49,135            246,008         4,907          480,184         0.77%
A. I. duPont ................            225           77,623            202,970         1,091          281,909         0.45%
T. M. Noonan ................             18           23,291             88,879         1,763          113,951         0.18%
Other Executive Officers
 (4 persons) ................         59,517           59,977            290,168        22,988          432,650         0.70%
Total -- Directors and
 Executive Officers as a
 Group (17 persons) .........      2,495,357          928,984          1,854,740        40,718        5,319,799         8.57%
                                   ===========        =======          =========        ======        =========         ====

----------
(1) Subject to forfeiture if established performance and/or service conditions are not met.

(2) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of the Company, page 6); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 683,715 shares of Common Stock held by trusts for the pension plans of the Company and certain of its subsidiaries which shares may be voted or disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont, Mr. Raithel, and two other executive officers are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 28, 2001, 4,354 other employees of the Company held 1,696,419 shares of Common Stock in the Crane Co. Savings and Investment Plan, 659 shares of Common Stock in the Crane Co. Union Employees Savings and Investment Plan, and 243,100 shares of Common Stock in the ELDEC Corporation and Interpoint Corporation Deferred Income Plan, resulting in a total of 7,259,977 shares of Common Stock beneficially owned by directors, officers and employees, or 11.70% of the outstanding shares as of February 28, 2001.

(3)   Includes 720 shares owned by Mr. Evans' spouse.

(4) Includes 20,785 shares owned by Mr. Raithel's spouse and 675 shares owned by his daughter.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY


     The following table sets forth the ownership by each person who owned of record or was known by the Company to own beneficially more than 5% of its Common Stock on February 28, 2001.




                                                         AMOUNT AND
                                                          NATURE OF
                              NAME AND ADDRESS           BENEFICIAL         PERCENT
TITLE OF CLASS              OF BENEFICIAL OWNER           OWNERSHIP         OF CLASS
----------------------   -------------------------   ------------------   -----------
Common Stock .........   The Crane Fund (1)               7,778,416(1)        12.92%
                         100 First Stamford Place
                         Stamford, CT 06902
Common Stock .........   Gabelli Funds, LLC (2)           3,929,594(2)         6.53%
                         One Corporate Center
                         Rye, NY 10580-1435

----------
(1) The Crane Fund is a charitable trust managed by trustees appointed by the Board of Directors of the Company. The incumbent trustees are: G.A. Dickoff, A.I. duPont, E. M. Kopczick and M.L. Raithel, all of whom are executive officers of the Company. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its charitable purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2) As reported in an Amended Schedule 13D filed February 2, 2001, such shares are owned by certain investment companies, broker/dealers and private investment partnerships which Mario J. Gabelli or Marc J. Gabelli directly or indirectly controls or for which either one acts as chief investment officer, with the direct or indirect power to vote or direct the vote or to dispose or direct the disposition of all such shares.

                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation for each of the last three completed fiscal years paid to the Company's Chief Executive Officer and each of the four most highly paid executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 2000.





                                       ANNUAL COMPENSATION                              LONG TERM COMPENSATION
                         ----------------------------------------------- ----------------------------------------------------
                                                               OTHER      RESTRICTED   SECURITIES                   ALL(4)
                                                              ANNUAL         STOCK     UNDERLYING     LTIP(3)       OTHER
        NAME AND                                           COMPENSATION    AWARD(2)     OPTIONS/      PAYOUTS    COMPENSATION
   PRINCIPAL POSITION     YEAR   SALARY($)   BONUS(1)($)        ($)           ($)        SARS(#)        ($)          ($)
------------------------ ------ ----------- ------------- -------------- ------------ ------------ ------------ -------------
R.S. Evans               2000     775,000       791,406      256,149      3,980,400     175,000            --        8,862
 Chairman and Chief      1999     725,000       548,675      213,743             --     216,854            --        9,956
 Executive Officer       1998     670,000     1,107,159      217,668        439,228     260,225     2,895,411       13,193
E.C. Fast                2000     450,000       261,856       19,026             --     100,000            --        6,975
 President and Chief     1999     141,634       100,000        5,000      1,068,500     325,280            --           --
 Operating Officer       1998          --            --           --             --          --            --           --
M.L. Raithel             2000     228,662       235,552       18,309        266,400      35,000            --          815
 Vice President,         1999     180,000       142,916       18,449        109,526      37,949            --          986
 Finance and Chief       1998     176,000       279,410       18,558         51,834      45,539       506,697       11,028
 Financial Officer
A.I. duPont              2000     240,000       172,229       29,319        179,093      40,000            --        5,820
 Vice President,         1999     208,000       110,432       23,715        194,052      65,056            --        5,794
 General Counsel and     1998     200,000       233,442       18,854        280,997      65,056            --        5,900
 Secretary
T.M. Noonan              2000     179,007       170,072        7,176        132,200      20,000            --        5,655
 Vice President,         1999     156,000        97,858        4,200         71,411      21,685            --        5,508
 Controller, and Chief   1998     150,000       204,625        3,025             --      34,154            --        5,356
 Tax Officer

----------
(1) Represents the amounts paid to the named executives under the Company's EVA Incentive Compensation Plan for Executive Officers (see Part B of the Report on Executive Compensation by the Organization & Compensation Committee on page 10). After giving effect to such payments, the named executives have credited to their accounts under such plan the following amounts, which are subject to increase or decrease in future years: R.S. Evans $1,582,812; E.C. Fast $261,856; M.L. Raithel $471,104; A.I. duPont
      $344,458; and T.M. Noonan $340,144. Under the program one-third of the account balance in any year will be payable to the named executive.

(2) Amounts shown are the fair market value at date of grant of shares of restricted stock awarded to the named executive officers with vesting conditions other than Company performance. These include shares of restricted stock to provide retirement benefits that would have been earned by them under the Company's qualified pension plan but for the application of certain limits imposed by the Internal Revenue Code (see Part C of the Report on Executive Compensation by the Organization and Compensation Committee on page 11). Such shares will vest after 10 years of service or upon age 65, unless the restrictions are waived by the Committee upon early retirement, provided that in the case of Mr. Evans such shares will vest upon his retirement from full-time employment with the Company on or after age 55 with at least 15 years of service as Chief Executive Officer (which conditions have been met). Mr. Evans plans to retire from his position as Chief Executive Officer on April 23, 2001, and his retirement-based restricted stock (497,228 shares) will vest on that date. In addition, the amounts shown for Messrs. Fast, Raithel, duPont and Noonan include the fair value of shares of time-based restricted stock at date of grant. Such shares will vest in accordance with various schedules over a period of five years from the date of grant if the executive continues in the employ of the Company or upon his earlier death or permanent disability or upon a change-in-control of the Company.

(3) Shares of restricted stock issued under the Company's Restricted Stock Award Plan that are subject to performance-based conditions on vesting are classified as long-term incentive awards reportable in the column LTIP Payouts of the Summary Compensation Table upon vesting. The shares of Common Stock under the Restricted Stock Award Plan held by each of the named executive officers and the aggregate value thereof at December 31, 2000 were as follows:



                                              RESTRICTED STOCK AWARD PLAN
                            ---------------------------------------------------------------
                              RESTRICTED                      AGGREGATE
                              STOCK HELD         LTIP         RESTRICTED       AGGREGATE
           NAME              # OF SHARES     # OF SHARES     SHARES HELD         VALUE
-------------------------   -------------   -------------   -------------   ---------------
   R.S. Evans ...........      497,228         174,409         671,637      $ 19,099,677
   E.C. Fast ............       42,281              --          42,281         1,202,366
   M.L. Raithel .........       22,938          22,197          45,135         1,283,527
   A.I. duPont ..........       26,057          47,566          73,623         2,093,654
   T.M. Noonan ..........        9,571           8,720          18,291           520,150

   The shares listed in the first column under the heading Restricted Stock Held are subject only to time-based vesting criteria as described under note (2) above. The shares of restricted stock which are performance-based, listed under the heading "LTIP," may lapse upon failure to achieve the performance criteria and so the value presented above for such shares remains at-risk to the executive. Dividends are paid on all restricted stock at the same rate as other shares of Common Stock and are reported in the column Other Annual Compensation of the Summary Compensation Table.

(4) Amounts included in the Company's matching contribution for eligible employees for the purchase of Common Stock in the Company's Saving & Investment Plan (401k) and premiums for life insurance.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 2000.



                             NUMBER OF         % OF TOTAL
                            SECURITIES        OPTIONS/SARS
                            UNDERLYING         GRANTED TO       EXERCISE OR
                           OPTIONS/SARS       EMPLOYEES IN       BASE PRICE                              GRANT DATE
          NAME              GRANTED (1)     FISCAL YEAR (1)     $/SHARE (2)     EXPIRATION DATE     PRESENT VALUE ($) (3)
-----------------------   --------------   -----------------   -------------   -----------------   ----------------------
R. S. Evans ...........      175,000              17.25%            19.86      1/24/10                   1,022,280
E. C. Fast ............      100,000               9.86%            19.86          1/24/10                 584,160
M. L. Raithel .........       35,000               3.45%            19.86          1/24/10                 204,456
A. I. duPont ..........       40,000               3.94%            19.86          1/24/10                 233,664
T. M. Noonan ..........       15,000               1.48%            19.86          1/24/10                  87,624
T. M. Noonan ..........        5,000               0.49%            23.69          4/10/10                  34,841

----------
(1)   No SARs were granted.

(2) The exercise price of options granted under the Company's Stock Option Plan were and may not be less than 100% of the fair market value of the shares on the date of grant. Options granted become exercisable 50% one year, 75% two years and 100% three years after grant and expire, unless exercised, 10 years after grant. If employment terminates, the optionee generally may exercise the option only to the extent it could have been exercised on the date his employment terminated and must be exercised within three months thereof. In the event employment terminates by reason of retirement, permanent disability or change in control, options become fully exercisable. The exercise price may be paid by delivery of shares owned for more than six months and income tax obligations related to exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

(3) The amounts shown were calculated using a Black-Scholes option pricing model which derives a value of $5.84 per share for each option granted, except for the options granted to Mr. Noonan on April 10, 2000, which had a Black-Scholes value of $6.97 per share. The estimated values assume a risk-free rate of return of 6.64% based upon the 10-year Treasury (adjusted for constant maturities) from the Federal Reserve Statistical Release H.15(519), stock price volatility of 26.46%, a dividend payout ratio of 1.995% and an option duration of 5.11 years. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
   VALUES




                                                           NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS/SARS         IN-THE-MONEY OPTIONS/SARS
                              SHARES                         AT FISCAL YEAR-END (#) (1)        AT FISCAL YEAR-END ($) (2)
                            ACQUIRED ON        VALUE       -------------------------------   ------------------------------
          NAME             EXERCISE (#)     REALIZED ($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------   --------------   -------------   -------------   ---------------   -------------   --------------
R. S. Evans ...........   0                0                  547,555          348,484         3,289,240        2,159,113
E. C. Fast ............   0                0                  162,640          262,640         1,267,169        2,109,294
M. L. Raithel .........   0                0                  207,456           65,540         2,265,678          415,827
A. I. duPont ..........   0                0                  150,442           88,792           866,185          542,468
T.M. Noonan ...........   0                0                   64,919           39,382           329,770          217,816

----------
(1)   No SARs were held at December 31, 2000.

(2) Computed based upon the difference between aggregate fair market value at December 29, 2000, the last trading day for the year, and aggregate exercise price.


PERFORMANCE GRAPH

     The following performance graph compares the total return to shareholders of an investment of $100 in each of Crane Co. Common Stock, the S&P 500 Index and the S&P Manufacturing (Diversified) Index, in which the Company is included as one of 14 companies, from December 31, 1995 to December 31, 2000. "Total Return" means the increase in value of an investment in a security over a given period assuming reinvestment in that security of all dividends received thereon during the period.

                               [GRAPHIC OMITTED]





  Crane Co.                  ($)      100     120     182      192    135     196
                                      ---     ---     ---      ---    ---     ---
  S&P 500                    ($)      100     123     164      211    255     232
                                      ---     ---     ---      ---    ---     ---
  S&P Mfg Diversified        ($)      100     138     164      190    234     278
                                      ---     ---     ---      ---    ---     ---

Peer companies in the S&P Industrial Manufacturing-Diversified Index are:
Danaher Corp., Eaton Corp., Honeywell International, Illinois Tool Works, ITT Industries, Johnson Controls, Minnesota Mining & Manufacturing, National Service Industries, Parker Hannifin Corp., Textron Inc., Thermo Electron Corporation, Tyco International, United Technologies Corporation. In prior years, the performance graph in the Company's proxy statement used the Dow Jones Industrial-Diversified Index as a representative peer group index. In 2000, Dow Jones restructured its industry classification system, expanding the Industrial-Diversified Index from 13 to 36 companies. The restructured index showed differences when compared to prior years, and in the Company's view, the S&P Industrial Manufacturing-Diversified Index is a more meaningful comparative index and more consistent with the prior years' performance graphs.


                       REPORT ON EXECUTIVE COMPENSATION
                     BY THE ORGANIZATION AND COMPENSATION
                           COMMITTEE OF THE COMPANY

     In 2000 the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") maintained its previously established three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium-term cash incentive compensation linked to measurable increases in shareholder value; and long-term incentive compensation utilizing stock options the value of which is keyed to increases in shareholder returns (through increases in the price of the Company's Common Stock) and awards of restricted Common Stock for retention purposes. The Committee has established targets for ownership of Company Common Stock to encourage executive officers and key employees to hold a significant portion of their net worth in the Company's Common Stock so that the future price of the Company's Common Stock will constitute a key element in their financial planning and ultimately in their net worth. In addition, the Committee continued a program using shares of restricted stock to offset significant limitations in pension benefits imposed upon certain executive officers and key employees by federal tax policies while concurrently preserving the incentive linkage between improved share performance and the recipient's ultimate return.

     A. BASE SALARIES. Reflecting certain promotions and other management changes following the departure of the former chief financial officer, base salaries of the Company's executive officers and other key managers were reviewed and adjusted to market levels. The Committee believes the Company's base salaries are sufficiently competitive to attract and retain qualified executive officers and key managers. Increases in base salaries of executive officers averaged 10.4% during 2000.

     B. SHORT AND MEDIUM-TERM INCENTIVE COMPENSATION--FOCUSED ON ECONOMIC VALUE ADDED. The Company's annual incentive compensation program utilizes the principles of economic value added ("EVA") with a three year rolling horizon. EVA* is defined as the difference between the return on total capital invested in the business and the cost of capital, multiplied by total capital employed. The Committee believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term.

     The program does not involve the meeting of pre-established goals, as such. Rather, the increase or decrease in EVA for a business unit during the year, both absolutely and compared to the prior year, is the sole basis for any incentive compensation award, thereby motivating managers to focus on continuous value improvement. Awards are generally uncapped to provide maximum incentive to create value and, because awards may be positive or negative, executives can incur penalties when value is reduced.

     While particular EVA formulas are tailored to the size and unique characteristics of the business unit or units for which a specific executive is responsible, the key elements of the EVA formula applicable to any individual are the cost of capital (generally the cost of capital to the


----------
* EVA is a registered trademark of Stern, Stewart & Co.

Company), the return on capital, the amount of capital employed in the business unit, the net operating profit of the unit after tax and the prior year's EVA. Thus, the EVA formula requires the executive to focus on improvement in the unit's balance sheet as well as the income statement. Awards are calculated on the basis of year end results, and award formulas utilize both a percentage of the change in EVA of a business unit from the prior year, whether positive or negative, and a percentage of the positive EVA, if any, in the current year. EVA awards are calculated for the Company as a whole for the corporate executives or where appropriate for the business unit for which the executive is responsible. Executives receive a percentage of the measured entity's award. For executives responsible for more than one business unit, the formula is based on a percentage of the aggregate EVA, positive or negative, of the units reporting to the executive.

     After the EVA award, whether positive or negative, for a particular year has been determined, it is credited to the executive's "bank account." If the executive's account is a positive number, one-third of the account balance is paid to the executive in cash annually. The remainder of the account balance represents that individual's "equity" in the account for future years. In January 2001 the EVA Plan was amended to provide for accelerated pay-outs to newly hired executives: 70% of the account balance in year one, 50% in year two and one-third in year three and thereafter. If an EVA award is negative, the amount will be deducted from the balance in the account. If the account balance is negative, the executive will receive no incentive compensation payments until the aggregate of subsequent EVA awards results in a positive account balance. Each year, the Company adds interest to a positive balance or charges interest on a negative balance at an appropriate money market rate. (The negative interest charge was discontinued in January 2001, as the Board of Directors determined that the negative bank account balance was sufficient incentive for future performance.) The account is subject to forfeiture in the event an executive leaves the Company by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a sale of the executive's business unit or a change-in-control of the Company. The bank account concept with the three year payout at risk gives the incentive compensation program a longer term perspective and provides participants with ownership incentives as the account balances build or decline. Although the program is formula driven, the Committee retains discretion to review and adjust its impact on business units and individuals for reasonableness and to preserve its incentivizing objectives, except that the EVA award percentages of the individuals named in the Summary Compensation Table are capped by the Committee at the beginning of the year.

     C. LONG-TERM INCENTIVE COMPENSATION--FOCUSED ON SHAREHOLDER RETURN. The Company has used its Stock Option Plan and Restricted Stock Award Plan as the foundation for a long-term stock-based incentive compensation program focused on shareholder return. The Committee believes that executive officers approach their responsibilities more and more like owners of the Company as their holdings of and potential to own Company Common Stock increase. This philosophy starts with the Board of Directors, whose non-employee members receive 50% of their annual retainer in Company Common Stock. To date, 11.7% of the Company's Common Stock is beneficially owned by directors, management and key employees, with the Chairman and Chief Executive Officer owning 5.62% and the other executive officers owning 2.66%. (See Beneficial Ownership of Common Stock by Directors and Management, page 5.) The Committee has established targets for ownership of Company Common Stock by executive officers and key employees (expressed as a multiple of their base salary, ranging from a multiple of one for salaries up to $125,000 to a multiple of five for salaries above $500,000). The Committee also continued to discourage sales of stock acquired by such individuals through the vesting of restricted stock grants and option exercises.

     (i) The Stock Option Plan. The Stock Option Plan is administered by the Committee, which is authorized to grant options to key employees of the Company or any majority-owned subsidiary of the Company. Options granted become exercisable 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date and the option price must not be less than 100% of the average fair market value on the date of grant. Options expire, unless exercised,

10 years after grant. Because the Company's Stock Option Plan requires that options be granted at no less than fair market value, a gain can only result if the Company's share price increases from the date of grant. This incentive program is, therefore, directly tied to increases in shareholder value. In 2000, the Committee granted 1,014,220 stock options to the officers and key employees of the Company.

     (ii) Restricted Stock Award Plan. Under the Restricted Stock Award Plan, restricted shares of the Company's Common Stock may be awarded to selected officers and key employees. The Committee administers the Plan and has the authority to select participants to determine the amount and timing of awards, restriction periods, market value thresholds and any terms and conditions applicable to grants. From 1990 to 1997, the Committee generally established performance goals for the lapse of restrictions on stock awarded under the Plan involving the achievement over 21/2 and 5 year intervals of returns for the Company's shareholders (Common Stock price appreciation plus dividends) equal to or better than certain performance benchmarks, e.g. 125% of the shareholder return of the S&P 500, 150% of such return or 17.5% compounded annually. Each such award has also required that the price of the Company's Common Stock must be higher than the price on the date of grant, or the restrictions will not lapse. If the conditions are not met, such restricted stock awards are forfeited after five years, subject to the discretion of the Committee to adjust the terms of such awards. Beginning in 1998, the Committee determined to reduce the aggregate number of shares of restricted stock to be awarded and to award such restricted stock with time-vesting criteria only to selected employees for long-term retention purposes. A total of 76,500 shares of restricted stock were awarded to officers and other key employees of the Company on this basis in 2000, which generally vest on April 10, 2005, or upon the participant's earlier death, permanent disability, normal retirement at age 65 or upon a change-in-control of the Company.

     Since 1995, the Committee has administered a program using grants of restricted stock to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered for determining benefits under tax-qualified plans. Under this program, the Committee will grant to certain executive officers and key employees who have been impacted by such tax limitations amounts of restricted stock to make up that portion of the Company's retirement benefit at normal retirement (age 65), or, in the case of the Chairman and Chief Executive Officer, at age 55 with 15 years of service in that capacity, lost by reason of the tax limitations. The Committee is of the view that the grants provide the potential to offset the tax limitations on the executive's future pension benefits, but require the recipient to look to future increases in shareholder value through stock appreciation if that objective is to be actually achieved. In 2000, the Committee awarded shares of restricted stock having a market value sufficient on an after-tax basis to purchase an annuity (based upon insurance company quotations) yielding a stream of payments equal to the pension benefit shortfall. On the basis of that approach, the Committee awarded 211,300 shares of restricted stock to selected officers and key employees, the restrictions on which will lapse after 10 years of service or upon reaching age 65, or early retirement as described above for the Chief Executive Officer, whichever is earlier, with the understanding that the Committee can waive the conditions for the lapse of restrictions in the event of a request for early retirement.

     D. COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. The Committee is of the view that the Chief Executive Officer compensation package should include a competitive base salary but emphasize incentives closely linked to shareholder return such as the Company's EVA Plan and significant grants of stock options and/or performance-based restricted stock. The Committee determined to increase the annual base salary of the Chief Executive Officer in 2000 from $725,000 to $775,000, a level which, in the judgment of the Committee, is appropriate for the chief executive officer of a corporation of the size and complexity of the Company in its industrial category. The Chief Executive Officer's 2000 incentive compensation award of $1,211,026 under the EVA Incentive Compensation Plan for Executive Officers was calculated on the basis of increase in the Company's EVA in 2000 plus a pre-established percentage of that EVA and credited to his "account" as provided for in the EVA Plan. The actual amount paid to the Chief Executive Officer for 2000 from his account was $791,406. The balance in the account will be paid to the Chief Executive Officer upon his planned retirement on April 23, 2001. The Chief Executive Officer was awarded 175,000 options under the Stock Option Plan, which the Committee intended to maintain the appropriate incentives to a chief executive officer of a company the size and breadth of Crane Co. In 2000, 69,066 shares of performance-based restricted stock were forfeited at the five year interval of the Chief Executive Officer's 1995 grant.


     E. OMNIBUS BUDGET REVENUE RECONCILIATION ACT OF 1993. In 1993, Congress adopted the Omnibus Budget Revenue Reconciliation Act of 1993, certain provisions of which (Section 162(m) of the Internal Revenue Code) for tax years beginning after December 31, 1993 limit to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's proxy statement unless the compensation meets certain specific requirements. The EVA Incentive Compensation Plan for Executive Officers, which was approved by the shareholders at the 1994 Annual Meeting, is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options granted to date under the Stock Option Plan and all performance-based grants of restricted stock to date under the Restricted Stock Award Plan will meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted in 2000 to offset the impact of the tax limitations on pension benefits, as well as the other time-based restricted stock awarded in 2000 as described in paragraph C above, would not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.


                                        Submitted by:


                                        The Organization and Compensation
                                        Committee of the Board of Directors of
                                        Crane Co.

                                        E.T. Bigelow, Jr.
                                        D.R. Gardner
                                        D.C. Minton
                                        J.L.L. Tullis

RETIREMENT BENEFITS

     All officers of the Company, including the individuals identified in the Summary Compensation Table, are participants in the Company's pension plan for non-bargaining employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

     The annual pension benefits payable under the pension plan are equal to 12/3% per year of service of the participant's average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 12/3% per year of service of the participant's Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation less (i) the imputed income value of group life insurance and auto allowance, (ii) income derived from participation in the Restricted Stock Award Plan and (iii) on or after January 1, 1993, income derived from the Stock Option Plan and a former stock appreciation rights plan. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus the bonus shown in the Table for the immediately preceding year.

     The table below sets forth the estimated annual benefit payable on retirement at normal retirement age (age 65) under the Company's pension plan. Benefits are based on accruals through December 31, 2000 for specified salary and years of service classifications, and assume benefits to be paid in the form of a single life annuity. The amounts have not been reduced by the Social Security offset referred to above.


                               PENSION PLAN TABLE




   AVERAGE                                   YEARS OF SERVICE
  ANNUAL            -------------------------------------------------------------------
COMPENSATION*           10           20           25           30              35
-----------------   ----------   ----------   ----------   ----------   ---------------
$150,000.........    $25,005      $50,010     $62,513      $75,015        $   87,518
$175,000.........     29,173       58,345      72,931       87,518           102,104
$200,000.........     33,340       66,680      83,350      100,020           116,690
$225,000.........     37,508       75,015      93,769      112,523           131,276
$235,000.........     39,175       78,349      97,936      117,524           137,111
$250,000.........     41,675       83,350     104,188      125,025           145,863**

----------
* Between January 1, 1989 and December 31, 1993, for the purpose of determining benefit accruals and benefit limitations under the pension plan for all plan years beginning in 1989, a participant's compensation is deemed to be limited to $200,000 indexed for inflation ($235,840 for 1993) ("Limitation"). As a result of the Limitation, the covered compensation under the Company's pension plan for each of Messrs. Evans and Raithel (who have 27 and 30 years of service credit, respectively) was limited to $235,840 in 1993. Messrs. duPont and Noonan were not employed by the Company in 1993; they joined the Company in 1996 and each now has five years of service credit under the Company's pension plan. Mr. Fast joined the Company in 1999 and has one year of service under the Company's pension plan. However, in no event will the Limitation reduce any participant's accrued benefit below his accrued benefit as of December 31, 1988. Commencing January 1, 1994, the compensation limit was further reduced to $150,000 indexed for inflation in future years ("OBRA '93 Limitation"). As a result of the OBRA '93 Limitation, the covered compensation under the Company's pension plan for the foregoing individuals for the years 1994 through 1996 was limited to $150,000, was increased to $160,000 for 1997, 1998 and 1999, and was increased to $170,000 for 2000 and 2001. In no event will the OBRA '93 Limitation reduce any participant's accrued benefit as of December 31, 1993.

** Effective January 1, 1996, the actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $120,000 or 100% of the officer's average compensation during his highest three consecutive calendar years of earnings (the "Tax Act Limitation"). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The 1999 limit was $130,000, increased to $135,000 for 2000 and to $140,000 for 2001. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with the Company or 10 years of participation in the defined benefit plan.


OTHER AGREEMENTS AND INFORMATION

     The Company has entered into indemnification agreements with R. S. Evans,
E. C. Fast, each other director of the Company, Messrs. duPont, Noonan and Raithel and the four other executive officers of the Company, the form of which was approved by the shareholders of the Company at the 1987 Annual Meeting. The Indemnification Agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the request of the Company, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack thereof.

     Each of the individuals named in the Summary Compensation Table (and certain other executive officers) has an agreement which, in the event of a change in control of the Company, provides for the continuation of the employee's then current base salary, bonus plan and benefits for the three year period following the change in control. Upon termination within three years after a change in control, by the Company without cause or by the employee with "Good Reason" (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year's bonus or the average bonus paid in the three prior years, three times the sum of his or her annual salary and the greater of the last year's bonus or the average of the last three years' bonuses, and all accrued deferred compensation and vacation pay, and employee benefits, medical coverage and other benefits also continue for three years after termination. "Good Reason" under the agreements includes, among other things, any action by the Company which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements also provide that the employee may terminate his or her employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by the Company to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the various options and restricted stock plans of the Company) ("Payment"), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the agreements provide that the Company shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such payments, the employee will retain an amount equal to the excise tax on all the Payments. The agreements are for a three-year period, but are automatically renewed annually for a three-year period unless the Company gives notice that the period shall not be extended.

     On January 22, 2001 the Company entered into an Employment Agreement with Mr. Fast pursuant to which Mr. Fast agreed to serve as President and Chief Executive Officer and Chief Operating Officer of the Company commencing upon the planned retirement of Mr. Evans as Chief Executive Officer of the Company on the date of the 2001 Annual Meeting, April 23, 2001. The Employment Agreement is for a term of two years, renewable each year for one additional year unless either party gives written notice to the other, and provides for the following compensation: (i) an annual salary of no less than $650,000; (ii) participation in the EVA Incentive Compensation

Plan; (iii) the grant on the date of the Crane Co. Board meeting in April 2001 of non-qualified stock options to purchase 200,000 shares of Common Stock, and the grant on the date of the Crane Co. Board meeting in January 2002 of non-qualified stock options to purchase 300,000 shares of Common Stock, in each case with an exercise price equal to the fair market value of a share of Common Stock on the date of grant, with a term of 10 years and vesting 50% after one year, 75% after two years and 100% after three years from the date of grant; and (iv) the grant on the date of the Crane Co. Board Meeting in April 2001 of 65,000 restricted shares of Common Stock vesting 25% on each of the second, third, fourth and fifth anniversaries of the date of grant. The Employment Agreement also contains certain covenants of Mr. Fast concerning confidentiality, non-competition and non-solicitation of employees after termination of employment. If the Company terminates Mr. Fast's employment other than for cause, Mr. Fast would be entitled to receive a lump sum cash payment equal to two times his annual base salary plus the higher of his current EVA bank account or two times his highest EVA bonus payment in the preceding five years, all stock options would become fully vested and exercisable and all restricted stock would become fully vested and nonforfeitable. If Mr. Evans does not resign as Chief Executive Officer of the Company, the Employment Agreement with Mr. Fast would not take effect, and Mr. Fast would have the right, under an agreement entered into upon his joining the Company in September 1999, to terminate his employment within 60 days after the Annual Meeting and receive substantially the same benefits as described in the immediately preceding sentence, except that the full vesting of stock options and restricted stock would be limited to those granted to Mr. Fast upon his hiring in 1999.

     Also on January 22, 2001 the Board of Directors approved certain arrangements for the benefit of Mr. Evans that would become effective upon his resignation as Chief Executive Officer of the Company. Under these arrangements, which are expected to become effective on the date of the 2001 Annual Meeting, Mr. Evans would continue to serve as non-executive Chairman of the Board and would devote approximately 50 days per year to the business of the Company, and he would receive the following compensation: (i) an annual salary of no less than $400,000; (ii) payment of his current EVA bank account balance promptly after his retirement, with the right to participate in the EVA Incentive Compensation Plan for the period from January 1, 2001 until the date of his retirement; (iii) full vesting of all outstanding stock options held by Mr. Evans; (iv) all retirement-based restricted stock would become fully vested and nonforfeitable; and (v) the grant of non-qualified stock options to purchase 250,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant with a term of 10 years and vesting 50% after one year 75% after two years and 100% after three years from the date of grant. In addition, the Company would provide Mr. Evans with an office and an office assistant at the Company's business headquarters, technical support for an office outside of the Company's headquarters and the use of the Company's airplane for business and personal use subject to the approval of the Company's Chief Executive Officer. The foregoing arrangements would be set forth in an agreement with a term of three years, renewable each year for an additional year, and if the Company terminated Mr. Evan's employment other than for cause, or if Mr. Evans terminated his employment for Good Reason (as defined in the Agreement) or for any reason after a change-in-control, Mr. Evans would be entitled to receive a lump sum cash payment equal to the full amount of his base salary through the end of the term of the agreement.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     For the fiscal year ended December 31, 2000 each director and executive officer of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934.


                     OTHER TRANSACTIONS AND RELATIONSHIPS


TRANSACTIONS

     The law firm of Kirkpatrick & Lockhart LLP, of which Mr. Queenan is senior counsel, furnished legal services to the Company in 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Organization and Compensation Committee is or has ever been an employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Committee is an executive officer.


PRINCIPAL ACCOUNTING FIRM FEES

     Set forth below is a summary of the fees paid for the year ended December 31, 2000 to the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte"):


Audit fees ..............................................      $  916,000(1)
Fees relating to financial information systems design and
 implementation. ........................................      $        0
All other fees ..........................................      $  679,000(2)
----------

(1) Includes statutory audit fees related to the Company's wholly owned foreign subsidiaries.

(2)   Includes fees for tax consulting and other non-audit services.


                            AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the "Committee") assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the Committee's charter is set forth as Appendix A to this Proxy Statement.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee discussed with the auditors any relationships that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope.

     The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board of Directors concurred in such recommendation.

                                                  Submitted by:
                                                  The Audit Committee of the
                                                  Board of Directors of Crane
                                                  Co.
                                                  R. S. Forte
                                                  D.R. Gardner
                                                  J.J. Lee
                                                  C.J. Queenan, Jr.

                     APPROVAL OF THE SELECTION OF AUDITORS

     The Board of Directors proposes and recommends that the shareholders approve the selection of the firm of Deloitte & Touche LLP as independent auditors for the Company for 2001. Deloitte & Touche LLP have been the independent auditors for the Company since 1979. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the books and accounts of the Company for the current year. In accordance with the Company's practice, a member of Deloitte & Touche LLP will attend the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions which may be asked by shareholders.


                              PROPOSAL TO APPROVE
                           2001 STOCK INCENTIVE PLAN


INTRODUCTION

     The Board of Directors believes that the Company's stock incentive program is an integral part of the Company's approach to long-term incentive compensation focused on shareholder return, and its continuing efforts to align shareholder and management interests. The Company's current Stock Option Plan and Restricted Stock Award Plan were both approved by shareholders in 1998. After giving effect to the three-for-two stock split in September 1998 these plans authorize the issuance of up to 3,750,000 shares of Common Stock pursuant to stock option grants and 1,500,000 shares of Common Stock pursuant to restricted stock awards, respectively, to executive officers and other key employees of the Company. In addition, there are 1,537,332 stock options and 697,444 shares of restricted stock outstanding under earlier plans approved by shareholders. As a consequence of a greater reliance on stock options rather than restricted stock for long-term incentive compensation since the adoption of these plans (described in Part C of the Report of the Organization and Compensation Committee, on pages 11-12), with the regular annual grant of stock options in January 2001, substantially all of the shares available for grant under the 1998 Stock Option Plan are now subject to outstanding options. In contrast, grants of restricted stock have generally been smaller and targeted to retention of a limited number of key employees, inducements for selected new hires and restoration of tax-limited pension benefits for certain executive officers and other key employees, and as a consequence there remain over 900,000 shares available for awards under the Restricted Stock Award Plan. Reflecting this shift in the use of stock-based compensation and to provide greater flexibility for future awards, the Board of Directors believes it is prudent and appropriate to have one combined stock compensation plan for the award of both stock options and restricted stock. Therefore, the Board of Directors approved and believes that it is desirable that the shareholders approve the Crane Co. 2001 Stock Incentive Plan (the "Stock Incentive Plan") which authorizes the issuance of up to 3,000,000 shares of Common Stock as described below. If the Stock Incentive Plan is approved by shareholders, no more than 500,000 shares may be awarded as restricted stock, and no further awards of restricted stock will be made under the 1998 Restricted Stock Award Plan.

     On January 22, 2001 the Organization and Compensation Committee approved the grant of options to purchase an aggregate of 242,000 shares of Common Stock to executive officers of the Company, leaving a balance of 250,900 shares available under the 1998 Stock Option Plan. In the view of the Committee and the Board of Directors, the remaining 250,900 shares were not sufficient to make the full number of stock option grants to key employees required to maintain a competitive, incentivizing, annual grant cycle for key employees. Accordingly, on January 22, 2001 the Board of Directors also adopted the 2001 Non-Officer Stock Option Plan pursuant to which options to purchase an aggregate of 550,000 shares of Common Stock were granted to key employees other than officers of the Company. In making these latter grants, the Board of Directors took note of a proposed rule regarding shareholder approval of stock options set forth in the Report of the New York Stock Exchange Special Task Force on Stockholder Approval Policy for stock option plans. The proposed rule would permit the grant of options without shareholder approval if the optionees are not officers or directors of the company and such options do not exceed, in the aggregate, 10 percent of the number of shares authorized for issuance under all plans approved by shareholders. The January 2001 grants to key employees of the Company other than officers meet these criteria as well as other applicable rules of the New York Stock Exchange, and the options are not subject to approval by the Company's shareholders. However, believing that shareholder approval of the potential dilutive effect of stock options is an important consideration, the Board of Directors also determined that upon approval of the proposed 2001 Stock Incentive Plan by shareholders at the Annual Meeting, there would be automatically deducted from the 3,000,000 shares authorized for issuance under such Plan the 550,000 shares subject to options granted under the 2001 Non-Officer Stock Option Plan. Thus, assuming approval of the proposed 2001 Stock Incentive Plan, the total number of additional shares of Common Stock issuable under the Company's employee compensation plans would not exceed 3,000,000 shares, which is less than five percent of the shares of Common Stock outstanding on February 28, 2001, the record date for the Annual Meeting.

     The purpose of the Stock Incentive Plan is to attract and retain key employees of the Company and its subsidiaries who are and will be contributing to the success of the business, to motivate and reward key employees who have made significant contributions to the success of the Company and encourage them to continue to give their best efforts to its future success, to provide competitive incentive compensation opportunities, and to provide further opportunities for stock ownership by key employees in order to increase their proprietary interest in the Company and their personal interest in its continued success. On February 28, 2001, the closing price for a share of Common Stock was $26.85.

     In 2000, the Organization and Compensation Committee granted options and restricted stock to the five executive officers named in the Summary Compensation Table, to all executive officers as a group and to all other officers and key employees of the Company as follows:



                                            NUMBER OF
                                           SECURITIES
                                           UNDERLYING     GRANT DATE     RESTRICTED     GRANT DATE
                  NAME                       OPTIONS       VALUE ($)        STOCK       VALUE ($)
---------------------------------------   ------------   ------------   ------------   -----------
R. S. Evans ...........................      175,000      1,022,280        165,850     3,980,400
E. C. Fast ............................      100,000        584,160             --            --
M. L. Raithel .........................       35,000        204,456         11,100       266,400
A. I. duPont ..........................       40,000        233,664          8,800       179,091
T. M. Noonan ..........................       20,000        122,465          6,400       132,194
All Executive Officers (9 persons).....      412,000      2,411,730        199,950     4,762,473
Other Officers and Key Employees
 (190 persons) ........................      602,220      3,570,202         87,850     1,860,025

PRINCIPAL PROVISIONS OF THE STOCK INCENTIVE PLAN

     Set forth below is a summary of the principal provisions of the Stock Incentive Plan, which summary is qualified in its entirety by reference to the complete text of the Stock Incentive Plan set forth at Appendix B to this Proxy Statement.

 GENERAL

     The Stock Incentive Plan provides for the grant of stock options (which may be incentive stock options, non-qualified stock options or a combination thereof) and restricted shares of Common Stock to key employees of the Company and its subsidiaries, up to 3,000,000 shares in the aggregate, provided that no more than 500,000 shares may be issued as restricted shares. Such limits are subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. The Stock Incentive Plan will be administered by the Organization and Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). "Key employees" means executive officers (currently nine persons) as well as other employees designated by the Compensation Committee in its discretion, upon the recommendation of management, but not any employee who, assuming the full exercise of such options granted, would own more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any subsidiary. Approximately 150 persons currently participate in the Company's stock compensation plans and would be considered key employees for purposes of the Stock Incentive Plan. The maximum number of shares of Common Stock that may be granted under the Stock Incentive Plan to any single individual in any calendar year shall not exceed 400,000 shares of Common Stock, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. No participant may be granted incentive stock options under the Stock Incentive Plan that would result in shares with an aggregate fair market value on the date of grant of more than $100,000 first becoming exercisable in any one calendar year.

 OPTIONS

     Under the Stock Incentive Plan, the Compensation Committee may grant to a participant incentive stock options, non-qualified stock options or a combination thereof. The Compensation Committee has the discretion to determine the terms and conditions of stock option grants made pursuant to the Stock Incentive Plan; provided, however, that the exercise price of any option granted under the Stock Incentive Plan must be at least equal to 100% of the fair market value of one share of Common Stock on the date when the option is granted. The number of shares subject to purchase and the price per share under each outstanding option shall be adjusted to reflect any stock dividend, stock split, recapitalization or similar event.

     Options granted under the Stock Incentive Plan will be exercisable in whole or in part (in lots of 10 shares or any multiple thereof) from time to time beginning from the date the option is granted, subject to the provision that an option may not be exercised (except in connection with certain events of termination, as discussed below) (i) more than 90 days after the participant's termination of employment or more than 10 years from the date of grant, whichever period is shorter, or (ii) prior to the expiration of one year from the date of grant of the option. Unless the Compensation Committee determines otherwise with respect to a particular option grant, no option may be exercised with respect to more than 50% of the underlying shares of Common Stock during the second year after the grant date, 75% during the third year, and 100% thereafter. The exercise price for options may be paid in cash, in shares of Common Stock, or a combination of the foregoing. The Compensation Committee may also authorize on behalf of the Company the acceptance of the surrender of the right to exercise an option or a portion thereof and the payment by the Company therefor of an amount equal to the excess of the fair market value (as defined in the Stock Incentive Plan) on the date of surrender of the shares of Common Stock covered by such option or portion thereof over the aggregate option price of such shares. Such a payment may be made in cash, in shares of Common Stock, or a combination of the foregoing as determined by the Compensation Committee. Shares of Common Stock underlying surrendered options would be available for future grants under the Stock Incentive Plan.

     Options granted under the Stock Incentive Plan are not transferable by the participant otherwise than by will or the laws of descent and distribution, and are exercisable, during the participant's lifetime, only by the participant. Notwithstanding the foregoing, non-qualified stock options may be transferable without payment of consideration to immediate family members of the participant or to trusts or partnerships for the benefit of such family members.

     The Compensation Committee may grant "reload options" under certain circumstances after the exercise of all or a portion of an option granted pursuant to the Stock Incentive Plan. A reload option entitles the participant to purchase a number of shares of Common Stock equal to the number of shares delivered in payment of all or part of the exercise price of the original option plus the shares delivered or withheld to satisfy tax liabilities associated with the exercise of the original option. The exercise price of a reload option shall be the fair market value of the Common Stock at the date the reload option is granted. A reload option shall not be exercisable earlier than six months after its date of grant, and the expiration date of a reload option shall not be later than the expiration date of the original option.

     If a participant retires or ceases to be employed by the Company or by a subsidiary by reason of permanent disability or after a change in control (as defined in the Stock Incentive Plan), all options granted to that participant may be exercised in whole or in part within 90 days after such event, but not after the expiration of the term of the option. If a participant dies while employed by the Company or by a subsidiary or within 90 days after retiring or ceasing to be employed by the Company by reason of permanent disability or after a change in control, all options granted to that participant may be exercised in whole or in part by the estate of such participant at any time within one year after the participant's death, but not after the expiration of the term of the option. In either situation, the Compensation Committee may authorize the acceptance of the surrender of the right to exercise such options or any portion thereof in return for a payment equal to the excess of the fair market value on the date of surrender over the aggregate option price of such shares. If a participant's employment is terminated for any other reason and the option is exercisable in whole or in part at the date of termination, the participant may exercise the option to the extent it was exercisable as of the date of termination at any time within 90 days after such termination of employment, but in no event after the expiration of the term of the option.

 RESTRICTED SHARES

     The Compensation Committee may grant to any participant an award of such number of shares of Common Stock on such terms, conditions and restrictions as the Compensation Committee shall establish in its sole discretion ("Restricted Shares"). No more than 500,000 Restricted Shares may be awarded under the Stock Incentive Plan, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events, and no additional shares of restricted stock will be awarded under the 1998 Restricted Stock Award Plan if the Incentive Stock Plan is approved by shareholders.

     The terms of any award of Restricted Shares shall be set forth in an award agreement which shall contain provisions determined by the Compensation Committee and not inconsistent with the Stock Incentive Plan. Upon the lapse or release of all restrictions, one or more share certificates registered in the name of the participant for an appropriate number of shares shall be delivered to the participant free of any restrictions. Unless otherwise provided by the Compensation Committee in the applicable award agreement, all restrictions on Restricted Shares shall lapse in the event of a change-in-control (as defined in the Stock Incentive Plan). With respect to performance-based awards of Restricted Shares that are intended to qualify for deductibility under the "performance-based" compensation exception contained in Section 162(m) of the Internal Revenue Code, performance targets will include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): revenues, free cash flow, return on assets, operating income, return on investment, economic value added, return on shareholders' equity, stock price appreciation, total share return, earnings before interest, taxes, depreciation and amortization, earnings per share and/or growth in earnings per share.

     The Compensation Committee has the discretion, as to any award of Restricted Shares, to award a separate cash amount, payable to the participant at the time when the forfeiture restrictions on the Restricted Shares lapse or at such earlier time as the participant may elect to be taxed with respect to such Restricted Shares equal to (i) the federal income tax and the golden parachute excise tax payable under Section 4999 of the Internal Revenue Code, if any, with respect to the lapse of such restrictions or with respect to such election, divided by (ii) one minus the total effective federal income and excise tax rate applicable as a result of the lapse of such restrictions or a result of such election.

     An award is forfeitable if the participant does not continue in the service of the Company or one of its subsidiaries until the expiration of the forfeiture period for such Restricted Shares and does not satisfy any and all other conditions set forth in the award agreement. Until such time as the risk of forfeiture lapses or the shares awarded are forfeited, participants who have been awarded restricted shares shall have all rights of a holder of outstanding Common Stock with respect to the shares subject to the award agreement, including but not limited to the right to vote such shares and the right to receive dividends. No Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the participant is treated as the owner under Sections 671 through 677 of the Internal Revenue Code), pledged or sold prior to the lapse of the applicable restrictions. Any shares of Common Stock or other securities distributed as a dividend with respect to Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as the Restricted Shares.

 TERM; AMENDMENT

     The Stock Incentive Plan shall remain in effect until terminated by action of the Board of Directors; provided that no incentive stock option may be granted pursuant to the Stock Incentive Plan after the tenth anniversary of the approval of the Stock Incentive Plan by shareholders. The Board of Directors may at any time amend or terminate the Stock Incentive Plan, as it shall deem advisable; provided, however, that (i) no change may be made in awards theretofore granted under the Stock Incentive Plan which would materially impair participants' rights without their consent; and (ii) no amendment to the Stock Incentive Plan shall be made without approval of the Company's shareholders if the effect of such amendment would be to (a) increase the number of shares reserved for issuance under the Stock Incentive Plan or (b) change the minimum purchase price. In any event, the Board of Directors may amend or revise the Stock Incentive Plan to comply with applicable laws or governmental regulations.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion briefly summarizes the federal income tax consequences of the issuance and exercise of incentive stock options, non-qualified stock options and Restricted Shares to the participants and the Company. State and local tax consequences may differ.

     INCENTIVE STOCK OPTIONS. Generally, a participant will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an incentive stock option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of the incentive stock option in the same manner as on the exercise of a non-qualified stock option, as described below

     NON-QUALIFIED OPTIONS. A participant generally is not required to recognize income on the grant of a non-qualified stock option. Instead, ordinary income generally is required to be recognized on the date the participant exercises the non-qualified stock option. In general, the amount of ordinary income required to be recognized is equal to the excess of the aggregate fair market value of the shares on the date of exercise over the aggregate exercise price per share paid for such shares.

     RESTRICTED SHARES. Restricted Shares will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a recipient of Restricted Shares makes an election under Section 83(b) of the Internal Revenue Code as described below, the recipient generally is not required to recognize ordinary income on the award of Restricted Shares. Instead, on the date the substantial risk of forfeiture lapses, the recipient will be required to recognize ordinary income in an amount equal to the fair market value of the shares on such date. If a recipient makes a Section 83(b) election to recognize ordinary income on the date the Restricted Shares are granted, the amount of ordinary income required to be recognized is an amount equal to the fair market value of the shares on the date of grant. In such case, the recipient will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.

     GAIN OR LOSS ON SALE OR EXCHANGE OF SHARES. In general, gain or loss from the sale or exchange of Restricted Shares or shares acquired upon the exercise of incentive and non-qualified stock options will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of the sale or exchange of shares acquired upon the exercise of an incentive stock option (a "disqualifying disposition"), a participant may be required to recognize ordinary income upon such disposition.

     DEDUCTIBILITY BY THE COMPANY. The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In the case of a non-qualified stock option (including an incentive stock option that is treated as a non-qualified stock option as described above) or an award of Restricted Shares, at the same time the participant is required to recognize ordinary income, the Company will generally be allowed a deduction in an amount equal to the amount of ordinary income so recognized.

     PERFORMANCE-BASED COMPENSATION. Subject to certain exceptions, Section 162(m) of the Internal Revenue Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent it exceeds $1 million for the taxable year. The Stock Incentive Plan is intended to allow the grant of awards that qualify under an exception to the deduction limit for "performance-based compensation."

RECOMMENDATION

     The Board of Directors recommends a vote FOR approval of the Crane Co. 2001 Stock Incentive Plan. Approval of the Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal at the meeting. See Outstanding Shares and Required Votes, page 1.

                                 MISCELLANEOUS

     Solicitation of Proxies. The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. To aid in the solicitation of proxies, the Company has retained Corporate Investor Communications which will receive a fee for its services of $5,500 plus up to $1,800 in expenses. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

     Incorporation by Reference. The Report on Executive Compensation on pages 10-13, the Audit Committee Report on page 17 and the Performance Graph on page 9 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates either of said reports or said graph by reference and neither of the reports nor the graph shall otherwise be deemed filed under such Acts.

     Next Annual Meeting; Shareholder Proposals. The By-Laws provide that the Annual Meeting of Shareholders of the Company will be held on the second Monday in May in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2002 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before November 7, 2001. In addition, the Company's By-Laws provide that if security holders intend to nominate directors or present proposals at the 2002 Annual Meeting other than through inclusion of such proposals in the Company's proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than December 24, 2001 and no later than January 23, 2002. If the Company does not receive notice by that date, then such proposals may not be presented at the 2002 Annual Meeting.

     Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided, or to use the Internet address or the the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

                                        By Order of the Board of Directors,

                                        AUGUSTUS I. DUPONT
                                        Secretary


March 7, 2001

                                                                     APPENDIX A


                                   CRANE CO.
                            AUDIT COMMITTEE CHARTER

COMPOSITION

     The Audit Committee shall be comprised of at least three directors, each of whom shall have no relationship to the Company that, in the opinion of the Board of Directors, may interfere with the exercise of their independence from management and the Company. Each Audit Committee member shall be financially literate, and at least one member shall have accounting or related financial management expertise, as such qualifications are interpreted by the Board of Directors in its business judgment. Subject to the annual appointment by the Board of Directors, the Audit Committee shall have the responsibility, authority and specific duties as described below. One of the members shall be appointed Committee Chairman by the other members of the Audit Committee.

RESPONSIBILITY

     The Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as to accounting policies and financial reporting practices of Crane Co. and its subsidiaries, the sufficiency of auditing relative thereto and the adequacy and effectiveness of the Company's internal controls. It is to be the Board's principal agent in assuring the independence of the Company's independent auditors, the integrity of management and the adequacy of disclosures to shareholders. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, and the Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, or to nominate the independent auditors to be proposed for shareholder approval. The Audit Committee also has responsibility for reviewing compliance with the Company's business ethics and conflict of interest policies.

     The Audit Committee is to provide an open avenue of communication among the Board of Directors, the independent auditors, internal auditors and Crane Co. management as their duties relate to accounting, financial reporting and controls.

AUTHORITY

     The Audit Committee is granted the authority to investigate any matter or activity involving financial reporting, accounting or internal controls of the Company, or any violations of the Company's business ethics or conflict of interest policies, and all employees shall be directed to cooperate with respect thereto as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibility.

MEETINGS

     The Audit Committee is to meet at least four times each year and as many other times as the Committee deems necessary. Members of the Audit Committee will strive to be present at all meetings. As necessary or desirable, the Chairman may request that members of management, the Director of Internal Audit and representatives of the independent auditors be present at meetings of the Committee. The Committee shall meet at least annually in separate executive sessions with management, the Director of Internal Audit and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed privately.

SPECIFIC DUTIES

   (1) Review with the Company's management, independent auditors and Director of Internal Audit, the adequacy and effectiveness of accounting and financial reporting systems and controls and compliance with applicable codes of conduct, laws and regulations. The Committee should have familiarity with the accounting and reporting principles and practices applied by the Company in preparing financial statements.

   (2) Recommend to the Board of Directors annually the independent auditors to be selected to audit the financial statements of the Company.

   (3) Review, prior to the annual audit, the scope and general extent of the independent auditors' audit engagement. The independent auditors' fees are to be arranged with management and annually summarized for Committee review. The Committee's review should entail an understanding from the independent auditors of the factors considered in determining the audit scope, including:

         o    Industry and business risk characteristics of the Company;

         o    External reporting requirements;

         o Materiality of the various segments of the Company's consolidated and non-consolidated activities;

         o    Quality of internal accounting controls;

         o    Extent of involvement of internal audit in the audit examination;
              and

         o    Other areas to be covered during the audit engagement.

   (4) Evaluate the independence and objectivity of the external audit function, including non-audit services provided by the independent auditors and any other relationships between the independent auditors and the Company. The Audit Committee is responsible for ensuring that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company and the letter required by the Independence Standards Board Standard No. 1, as such Standard may be modified or supplemented. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

   (5) Review and discuss with management, and the independent auditors upon completion of their audit, the Company's audited annual financial statements and the independent auditors' opinion rendered with respect to such financial statements. This review and discussion is to encompass the Company's Annual Report to Shareholders and Form 10-K, including the financial statements and related notes, Management's Discussion and Analysis of Operations, financial statement schedules and supplemental disclosures required by generally accepted accounting principles and the Securities and Exchange Commission.

   (6) Discuss with the independent auditors the matters required to be discussed by generally accepted auditing standards, including SAS 61, as modified or supplemented, in order to provide the Audit Committee with additional information regarding the scope and results of the audit that may assist the Audit Committee in overseeing the financial reporting and disclosure process for which management is responsible.

   (7) Evaluate the cooperation received by the independent auditors during their audit engagement, including their access to all requested records, data and information. Also, elicit the comments of management regarding the effectiveness and responsiveness of the independent auditors. Inquire of the independent auditors whether there have been any disagreements with management, which if not satisfactorily resolved would have caused them to issue a non-standard report on the Company's financial statements.

    (8) Discuss with the independent auditors their judgments as to the quality of the accounting principles used in the financial statements and any matters that they or the Audit Committee believe should be discussed including those in their "letter of comments and recommendations."

    (9) Based on the review and discussions referred to in paragraphs (4) through (8), determining whether to recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the most recent fiscal year for filing with the Securities and Exchange Commission.

   (10) Review and approve the report of the Audit Committee to be included in the Company's proxy statement.

   (11) Review and discuss with management and the independent auditors, upon completion of their interim review, the Company's quarterly financial statements required to be filed on Form 10-Q, sufficient to establish for the Committee members that in their business judgment the interim review was conducted by the independent auditors in compliance with generally accepted auditing standards and regulatory requirements. For purposes of this quarterly review, a quorum of two Audit Committee members shall be sufficient.

   (12) Review with the independent auditors their procedures and standards relating to the requirement under the U.S. federal securities laws that their audit include procedures designed to provide reasonable assurance of detecting illegal acts, and their related reporting obligations.

   (13) Review the internal audit function of the Company including its independence, authority and reporting obligations. Meet annually with the Director of Internal Audit and receive a report on the size, organization and work plans of the internal audit department and coordination of such plans with the independent auditors. Review any significant findings resulting from audits completed by the internal auditors.

   (14) Review periodically the adequacy of the Company's accounting, financial and auditing personnel resources.

   (15) Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication and enforcement of codes of conduct to guard against dishonest, unethical or illegal activities. Review significant conflicts of interest involving directors or executive officers.

   (16) Review and evaluate periodically the Company's risk management policies in light of the Company's business strategy, capital strength and overall risk tolerance. Evaluate on a periodic basis the Company's investment and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading and safeguards to ensure compliance with procedures.

   (17) Review, with the General Counsel, legal compliance matters and any legal matter that would have a significant impact on the Company's financial statements.

   (18) Review periodically the Company's tax policies and any pending audits or assessments.

   (19) Apprise the Board of Directors of significant developments in the course of performing the above duties.

   (20) Review and reassess the adequacy of this Charter on an annual basis and recommend to the Board of Directors any appropriate changes in this Charter or the duties of the Committee.

                                                                     APPENDIX B


                                   CRANE CO.
                           2001 STOCK INCENTIVE PLAN


1. Purpose and Adoption of the Plan

     The purpose of the Crane Co. 2001 Stock Incentive Plan (as the same may be amended from time to time, the "Plan") is (i) to attract and retain key employees of Crane Co. (the "Company"), and its Subsidiaries (as defined below) who are and will be contributing to the success of the business; (ii) to motivate and reward key employees who have made significant contributions to the success of the Company and encourage them to continue to give their best efforts to its future success; (iii) to provide competitive incentive compensation opportunities; and (iv) to further opportunities for stock ownership by such key employees in order to increase their proprietary interest in the Company and their personal interest in its continued success.

     The Plan has been approved by the Board of Directors of the Company (the "Board") and shall become effective upon approval by the stockholders of the Company (the "Effective Date"). The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Incentive Stock Option (as defined below) may be granted hereunder after the tenth anniversary of the Effective Date.


2. Definitions

     For the purposes of this Plan, capitalized terms shall have the following meanings:

     (a) "Award" means any grant to a Participant of one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Section 6 and Restricted Shares described in Section 8.

     (b) "Award Agreement" means a written agreement between the Company and a Participant or a written notice from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

     (c) "Beneficiary" means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and an Award Agreement upon the Participant's death.

     (d) "Board" shall have the meaning given to such term in Section 1.

     (e) "Change in Control" means the first to occur of the following events after the Effective Date: (i) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the Company's Common Stock or any securities convertible into such Common Stock; (ii) the receipt by the Company of a
Schedule 13D or other advice indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Company's Common Stock calculated as provided in paragraph (d) of said Rule 13d-3; (iii) the date of approval by the stockholders of the Company of an agreement providing for any Merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a Merger of the Company in which the holders of Common Stock of the Company immediately prior to the Merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the Merger; (iv) the date of the approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (v) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company; or
(vi) the date upon which the individuals who constitute the Board as of the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for purposes of this Plan, be considered as though such person were a member of the Incumbent Board.

     (f) "Code" means the Internal Revenue Code of 1986, as amended. References to a section of the Code include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

     (g) "Committee" means the Organization and Compensation Committee of the Board or such other committee composed of at least three members of the Board as may be designated by the Board from time to time.

     (h) "Company" shall have the meaning given to such term in Section 1.

     (i) "Common Stock" means Common Stock, par value $1.00 per share, of the Company.

     (j) "Date of Grant" means the date as of which the Committee grants an Award. If the Committee contemplates an immediate grant to a Participant, the Date of Grant shall be the date of the Committee's action. If the Committee contemplates a date on which the grant is to be made other than the date of the Committee's action, the Date of Grant shall be the date so contemplated and set forth in or determinable from the records of action of the Committee; provided, however, that the Date of Grant shall not precede the date of the Committee's action.

     (k) "Effective Date" shall have the meaning given to such term in Section
1.

     (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (m) "Fair Market Value" means, as of any applicable date, for all purposes in this Plan, the average of the high and low sales prices of the Common Stock on the New York Stock Exchange-Composite Transactions Tape on the ten (10) consecutive trading days ending on that day, or if no sale of stock has been recorded on such day, then on the next preceding day on which a sale was so made. In the event the Common Stock is not admitted to trade on a securities exchange, the Fair Market Value as of any given date shall be as determined in good faith by the Committee.

     (n) "Incentive Stock Option" means a stock option within the meaning of
Section 422 of the Code.

     (o) "Merger" means any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company.

     (p) "Non-Qualified Stock Option" means a stock option which is not an Incentive Stock Option.

     (q) "Options" means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

     (r) "Participant" means a person designated to receive an Award under the Plan in accordance with Section 5.

     (s) "Permanent Disability" means a physical or mental disability or infirmity that prevents the performance of a Participant's services for the Company and its Subsidiaries lasting (or likely to last, based on competent medical evidence presented to the Committee) for a period of six months or longer. The Committee's reasoned and good faith judgment of Permanent Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by such Participant or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee.

     (t) "Plan" shall have the meaning given to such term in Section 1.

     (u) "Purchase Price," with respect to Options, shall have the meaning set forth in Section 6(a).

     (v) "Restricted Shares" means Common Stock subject to restrictions imposed in connection with Awards granted under Section 8.

     (w) "Retirement" means a Participant's retirement at or after age 65.

     (x) "Subsidiary" means a subsidiary of the Company within the meaning of
Section 424(f) of the Code.


3. Administration

     (a) This Plan shall be administered by the Committee; provided, however, if any member of the Committee does not meet the qualifications for an "outside director" established from time to time by Section 162(m) of the Code, and any proposed or future regulations thereunder, or the qualifications for a "non-employee director" established from time to time by rules or regulations of the Securities and Exchange Commission under Section 16 of the Exchange Act, the remaining members of the Committee (but not less than two) shall administer the Plan. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. No member of the Committee shall be eligible to participate in, and no person shall become a member of the Committee if within one year prior thereto he or she shall have been eligible to participate in this Plan or any other plan of the Company or its Subsidiaries (other than the Crane Co. 2000 Non-Employee Director Stock Compensation Plan) entitling the participants therein to acquire stock, stock options, stock appreciation rights or restricted stock of the Company or its Subsidiaries. Decisions of the Committee in connection with the administration of the Plan shall be final, conclusive and binding upon all parties, including the Company, its stockholders and the Participants.

     (b) The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretations taken or made in good faith with respect to this Plan or Awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.


4. Shares

     (a) The total number of shares of Common Stock authorized to be issued under the Plan shall not exceed 3,000,000 shares; provided that no more than 500,000 shares of Common Stock shall be issued as Restricted Shares. The number of shares available for issuance under the Plan shall be subject to adjustment in accordance with Section 9. The shares to be offered under the Plan shall be authorized and unissued shares of Common Stock, or issued shares of Common Stock which will have been reacquired by the Company, including shares purchased in the open market.

     (b) Subject to the provisions of Section 6(d), any shares subject to an Option granted under this Plan or any predecessor stock option plan of the Company that expires or is terminated for any reason without having been exercised in full, shares of Common Stock forfeited as provided in Section 8(h) and shares of Common Stock subject to any Award under this Plan or any predecessor stock option or restricted stock plan of the Company that are otherwise surrendered by a Participant or terminated shall continue to be available for future grants under this Plan. If any shares of Common Stock are withheld from those otherwise issuable or are tendered to the Company, by attestation or otherwise, in connection with the exercise of an Option, only the net number of shares of Common Stock issued as a result of such exercise shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan.


5. Participation

     Participants in the Plan shall be such key employees of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. For purposes of the Plan, "key employees" shall mean officers as well as other employees (including officers and other employees who are also directors of the Company or any Subsidiary) designated by the Committee in its discretion upon the recommendation of management, but shall not include any employee who, assuming the full exercise of such Option, would own more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary. Subject to adjustment in accordance with Section 9, the maximum number of shares for which Awards may be granted under this Plan to any single individual in any calendar year shall not exceed 400,000 shares of Common Stock. Options under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Code or Non-Qualified Stock Options. Awards granted hereunder shall be evidenced by Award Agreements in such form as the Committee shall approve, which Agreements shall comply with and be subject to the terms and conditions of this Plan.


6. Grant and Exercise of Stock Options

     (a) The purchase price of each share of Common Stock upon exercise of any Options granted under the Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant (the "Purchase Price").

     (b) Each Option granted under this Plan shall be exercisable in whole or in part (in lots of ten shares or any multiple thereof) from time to time beginning from the Date of Grant, subject to the provision that an Option may not be exercised by the Participant, except as provided in Section 7, (i) more than 90 days after the termination of the Participant's employment by the Company or a Subsidiary or more than 10 years from the Date of Grant, whichever period is shorter, or (ii) prior to the expiration of one year from the Date of Grant; provided further, that, unless otherwise determined by the Committee, the Option may not be exercised in excess of 50% of the total shares subject to such Option during the second year after the Date of Grant, 75% during the third year, and 100% thereafter.

     (c) The Purchase Price of the shares purchased upon the exercise of an Option shall be paid in full at the time of exercise in cash or, in whole or in part, by tendering (either actually or by attestation) shares of Common Stock. The value of each share of Common Stock delivered in payment of all or part of the Purchase Price upon the exercise of an Option shall be the Fair Market Value of the Common Stock on the date the Option is exercised. Exercise of Options shall also be permitted, if approved by the Committee, in accordance with a cashless exercise program under which, if so instructed by a Participant, shares of Common Stock may be issued directly to the Participant's broker or dealer upon receipt of an irrevocable written notice of exercise from the Participant.

     (d) The Committee, upon such terms and conditions as it shall deem appropriate, may (but shall not be obligated to) authorize on behalf of the Company the acceptance of the surrender of the right to exercise an Option or a portion thereof (but only to the extent and in the amounts that such Option shall then be exercisable) and the payment by the Company therefor of an amount equal to the excess of the Fair Market Value on the date of surrender of the shares of Common Stock covered by such Option or portion thereof over the aggregate option price of such shares. Such payment shall be made in shares of Common Stock (valued at such Fair Market Value) or in cash, or partly in cash and partly in shares of Common Stock, as the Committee shall determine. The shares of Common Stock covered by any Option or portion thereof, as to which the right to exercise shall have been so surrendered, shall not again be available for the purposes of this Plan.

     (e) Each Option granted under this Plan shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the Participant's lifetime, only by the Participant. Notwithstanding the foregoing, Non-Qualified Stock Options may be transferable, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for the benefit of such family members.

     (f) No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in shares with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year.

     (g) The Company shall have the right to require a Participant to pay to the Company the cash amount of any taxes which the Company is required to withhold upon the exercise of an Option granted hereunder, provided that anything contained herein to the contrary notwithstanding, the Committee may, in accordance with such rules as it may adopt, accept shares of Common Stock received in connection with the exercise of the Option being taxed or otherwise previously acquired in satisfaction of any withholding requirements or up to the entire tax liability arising from the exercise of such Option.

     (h) The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the Date of Grant, to permit the exercise of any Option prior to the time such Option would otherwise become exercisable under the terms of the Award Agreement.

     (i) The Committee shall have the authority to specify, either at the Date of Grant of an Option or at a later date, that upon exercise of all or a portion of that Option (the "Original Option") a reload stock option ("Reload Option") shall be granted under specified conditions. A Reload Option shall entitle the Participant to purchase a number of shares equal to the shares delivered in payment of all or part of the Purchase Price of the Original Option pursuant to Section 6(c) plus the shares delivered or withheld to satisfy the tax liability associated with such exercise pursuant to Section 6(g). The specific terms and conditions applicable for Reload Options shall be determined by the Committee and shall be set forth in rules adopted by the Committee or in agreements or other documentation evidencing such Reload Options; provided, however, that (i) the exercise price of the Reload Option shall be the Fair Market Value of the Common Stock at the Date of Grant, (ii) the Reload Option shall not be exercisable, except as provided in Section 7, earlier than six months after its Date of Grant, and (iii) the expiration date of the Reload Option shall not be later than the expiration date of the Original Option.


7. Exercise of Options Upon Termination of Employment

     (a) If a Participant shall retire or shall cease to be employed by the Company or by a Subsidiary by reason of Permanent Disability or after a Change in Control, all Options theretofore granted to such Participant, whether or not previously exercisable, may be exercised in whole or in part, and/or the Committee may authorize the acceptance of the surrender of the right to exercise such Options or any portion thereof as provided in Section 6(d), at any time within 90 days after such Retirement, termination by reason of Permanent Disability, or termination after a Change in Control, but not after the expiration of the term of the Option.

     (b) If a Participant shall die while employed by the Company or by a Subsidiary or within 90 days of the cessation or termination of such employment under circumstances described in Section 7(a), all Options theretofore granted to such Participant, whether or not previously exercisable, may be exercised in whole or in part, and/or the Committee may authorize the acceptance of the surrender of the right to exercise such Options or any portion thereof as provided in Section 6(d), by the estate of such Participant (or by a person who shall have acquired the right to exercise such Option by bequest or inheritance), at any time within one year after the death of such Participant but not after the expiration of the term of the Option.

     (c) If a Participant's employment is terminated for any reason other than death, disability or retirement or after a Change in Control, such Participant may exercise any Option in whole or in part, at any time within 90 days after such termination of employment, but only to the extent such Option is exercisable at the date of termination in accordance with Section 6(b). In no event may any Option be exercised after the expiration of the term of the Option.


8. Grant of Restricted Shares

     (a) The Committee may grant to any Participant an Award of such number of shares of Common Stock on such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish. With respect to performance-based Awards of Restricted Shares intended to qualify for deductibility under the "performance-based" compensation exception contained in Section 162(m) of the Code, performance targets will include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): revenues, free cash flow, return on assets, operating income, return on investment, economic value added, return on stockholders' equity, stock price appreciation, total share return, earnings before interest, taxes, depreciation and amortization, earnings per share and/or growth in earnings per share. The terms of any Restricted Share Award granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

     (b) As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company or its agent, shares of Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All shares of Common Stock covered by Awards under this Section 8 shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreements entered into by the appropriate Participants. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 8(e), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 8(e), free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant.

     (c) Beginning on the Date of Grant of a Restricted Share Award and subject to execution of the related Award Agreement as provided in Section 8(b), and except as otherwise provided in such Award Agreement, the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any shares of Common Stock or other securities distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 8(b).

     (d) None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable thereto.

     (e) Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 8(i), the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 8(k), the Company shall deliver to the Participant or, in case of the Participant's death, to the Participant's Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

     (f) A Participant's Restricted Share Award shall not be contingent on any payment by or consideration from the Participant other than the rendering of services.

     (g) The Committee will have the discretion, as to any Restricted Share Award, to award a separate cash amount, payable to the Participant at the time when the forfeiture restrictions on the Restricted Shares lapse or at such earlier time as the Participant may elect to be taxed with respect to such Restricted Shares equal to (i) the federal income tax and the Section 4999 golden parachute excise tax, if any, payable with respect to the lapse of such restrictions or with respect to such election, divided by (ii) one (1) minus the total effective federal income and excise tax rate applicable as a result of the lapse of such restrictions or a result of such election.

     (h) Subject to Sections 8(i) and 8(j), Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or a Subsidiary until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

     (i) Notwithstanding anything contained in this Section 8 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

     (j) Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all restrictions applicable to the Restricted Share Award shall terminate fully and the Participant shall immediately have the right to the delivery of share certificates for such shares in accordance with Section 8(e).

     (k) The Company shall have the right to require a Participant to pay to the Company the cash amount of any taxes which the Company is required to withhold with respect to any amount payable and/or shares issuable under such Participant's Award. The Company may defer payment of cash or issuance of shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines.


9. Adjustments to Reflect Capital Changes

     In the event that there is an increase in the number of issued shares of the Common Stock by reason of any stock dividend, stock split, recapitalization or other similar event, the total number of shares available for Awards under the Plan, the maximum number of shares for which Options may be granted to any single individual in any calendar year and the number of shares remaining subject to purchase under each outstanding Option shall be increased and the Purchase Price per share of such outstanding Options shall be decreased, in proportion to such increase in issued shares. Conversely, in case the issued shares of Common Stock shall be combined into a smaller number of shares, the total number of shares available for Awards under the Plan, the maximum number of shares for which Options may be granted to any single individual in any calendar year and the number of shares remaining subject to purchase under each outstanding Option shall be decreased and the Purchase Price per share of such outstanding Options shall be increased, in proportion to such decrease in issued shares. In the event of any Merger, the Committee may make such adjustment in the shares available for Awards under the Plan, the maximum number of shares for which Options may be granted to any single individual in any calendar year and the shares subject to outstanding Awards and the Purchase Price thereof, if applicable, as the Committee, in its sole discretion, deems appropriate. In the event of an exchange of Common Stock, or other securities of the Company convertible into Common Stock, for the stock or securities of another corporation, the Committee may, in its sole discretion, equitably substitute such new stock or securities for a portion or all of the shares of Common Stock subject to outstanding Awards.


10. Amendment and Termination

     This Plan may be amended or terminated at any time by the Board except with respect to any Awards then outstanding, and any Award granted under this Plan may be terminated at any time with the consent of the Participant. The Board may make such changes in and additions to this Plan as it may deem proper and in the best interest of the Company; provided, however, that no such action shall, without the consent of the Participant, materially impair any Award theretofore granted under this Plan; and provided, further, that without the approval of the stockholders of the Company (i) the total number of shares that may be issued under this Plan shall not be increased, and (ii) the minimum Purchase Price shall not be changed. Notwithstanding the foregoing, the Board may amend or revise this Plan to comply with applicable laws or governmental regulations.


11. General Provisions

     (a) Each Option granted under this Plan shall be evidenced by a written Award Agreement containing such terms and conditions as the Committee may require, and no person shall have any rights under any Award granted under this Plan unless and until such Award Agreement has been executed and delivered by the Participant and the Company.

     (b) In the event of any conflict between the terms of this Plan and any provision of any Award Agreement, the terms of this Plan shall be controlling.

     (c) No Participant or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its Subsidiaries. Unless otherwise agreed by contract, the Company reserves the right to terminate its employment relationship with any person at any time and for any reason.

     (d) Income realized as a result of a grant or an exercise of any Award under this Plan shall not be included in the Participant's earnings for the purpose of any benefit plan in which the Participant may be enrolled or for which the Participant may become eligible unless otherwise specifically provided for in such plan.

     (e) The obligation of the Company to sell and deliver shares of Common Stock with respect to any Award granted hereunder shall be subject to, as deemed necessary or appropriate by counsel for the Company, (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, and (ii) the condition that such shares shall have been duly listed on such stock exchanges as the Common Stock is then listed.

     (f) Anything in this Plan to the contrary notwithstanding, it is expressly agreed and understood that if any one or more provisions of this Plan shall be illegal or invalid such illegality or invalidity shall not invalidate this Plan or any other provisions thereof, but this Plan shall be effective in all respects as though the illegal or invalid provisions had not been included.

     (g) All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware, other than the conflict of laws provisions thereof, and construed in accordance therewith.

X Please mark your
  votes as in this
  example.                           0309

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposals 2 and 3.

1. Election of Directors.

For, except vote withheld from the following nominee(s):

2.      FOR             WITHHELD
3.

4. The Board of Directors recommends a vote FOR all nominees and FOR proposals 2 and 3.

Nominees:       01. R.S. Fortz

02. W.E. Lipner
03. J.L.L. Tullis

2. Approval of Deloitte & Touche LLP as independent auditors for the Company for 2001.

3. Approval of 2001 Stock Incentive Plan.

        FOR     AGAINST ABSTAIN

SIGNATURE (S)   DATE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

_ FOLD AND DETACH HERE _

CRANE
VOTE BY TELEPHONE OR INTERNET

Crane Co. encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or electronically through the Internet. Please have your proxy card and social security number available. Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

BY PHONE: On a touch-tone telephone dial 1-877-PRX-VOTE (1-877-779-8683) from the U.S. or Canada. You will be asked to enter the PIN number printed on this card just below the perforation.

BY INTERNET: Log on to the Internet and go to the web site www.eproxyvote.com/cr. Click the "PROCEED" icon and you will be asked to enter the PIN number printed on this card.

BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or via the Internet, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

CRANE CO.
Annual Meeting of Shareholders April 23, 2001
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned does hereby appoint and constitute R.S. Evans, E.C. Fast and A.I. duPont and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 28, 2001 at the Annual Meeting of Shareholders of Crane Co. to be held in the Grove II Meeting Room at The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 23, 2001 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or Internet web site on the reverse side.

SEE REVERSE
SIDE
_ FOLD AND DETACH HERE _

CRANE

INVESTOR INFORMATION

Visit our web site at www.craneco.com where you will find detailed information about the company, its component businesses and its stock performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive Crane Co. news by e-mail by clicking "Email Alert Signup" at www.craneco.com. Once your name has been added to our distribution list, the company will automatically e-mail you news on Crane Co.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

ELECTRONIC DELIVERY OF ANNUAL REPORT AND PROXY MATERIALS

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of future annual reports and proxy statements, you may register your authorization at www.econsent.com/cr. You will be required to provide your social security number, e-mail address and the account number located above your name on this proxy card.


                                     Page 2